Exhibit 99.1

RESTRICTED SHARE AGREEMENT

THIS RESTRICTED SHARE AGREEMENT (this “Agreement”) is made effective as of April 10, 2020, between Tanger Factory Outlet Centers, Inc., a corporation organized under the laws of the State of North Carolina (the “Company”), Tanger Properties Limited Partnership, a limited partnership organized under the laws of the State of North Carolina (the “Partnership”), and Stephen Yalof (the “Restricted Shareholder”).

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined it is in the best interests of the Company and its stockholders to, as an inducement material to the decision by the Restricted Shareholder to accept employment with the Company and the Partnership, issue the Restricted Shareholder common shares of the Company, par value $0.01 (the “Common Shares”), subject to certain restrictions thereon;

WHEREAS, the award of restricted shares pursuant to this Agreement (this “Award”) is being made and granted as a stand-alone award and not granted under the Incentive Award Plan of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (Amended and Restated as of April 4, 2014), as further amended (the “Plan”);

NOW, THEREFORE, in consideration of the Restricted Shareholder’s agreement to accept employment with the Company and the mutual covenants hereinafter set forth the parties agree as follows:

ARTICLE I

AWARD OF RESTRICTED SHARES

Section 1.1 - Award of Restricted Shares

(a) For good and valuable consideration, on the date hereof the Company hereby issues to the Restricted Shareholder [    ] Common Shares upon the terms and conditions set forth in this Agreement (the “Restricted Shares”).

(b) This Award is being made and granted as a stand-alone award, separate and apart from, and outside of, the Plan, and shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan shall apply to the Agreement and the Restricted Shares as if the Restricted Shares had been granted under the Plan (including, without limitation, the provisions contained in Sections 11.1, 11.3, 11.9, 11.10 and 11.13 through 11.17, 11.22 and 11.23), and the Agreement shall be subject to such terms, conditions and definitions, which are hereby incorporated into this Agreement by reference (and any such references to the Plan in this Agreement shall solely be interpreted to be references to the substance of the provisions of the Plan so incorporated, but shall not in any way imply or indicate that this Award was granted under the Plan). For the avoidance of doubt, the Restricted Shares awarded under this Agreement shall not be counted for purposes of calculating the aggregate number of shares of Common Shares that may be issued or transferred pursuant to awards under the Plan as set forth in Section 2.1(a) of the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

(c) This Award is intended to constitute an “employment inducement award” under New York Stock Exchange (“NYSE”) Listing Rule 303A.08, and consequently is intended to be exempt from the NYSE rules regarding shareholder approval of equity compensation. This Agreement and the terms and conditions of the Restricted Shares shall be interpreted in accordance and consistent with such exemption.

Section 1.2 – Consideration to Company

In consideration for the issuance of Restricted Shares by the Company, the Restricted Shareholder agrees to render faithful and efficient services to the Partnership, the Company or any Subsidiary (as applicable), with such duties and responsibilities as shall from time to time be prescribed. Nothing in this Agreement shall confer upon the Restricted Shareholder any right to continue in the service of the Partnership, the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Partnership, the Company or any Subsidiary, which are hereby expressly reserved, to discharge the Restricted Shareholder at any time for any reason whatsoever, with or without cause.

ARTICLE II

RESTRICTIONS

Section 2.1 – Forfeiture of Restricted Shares

Immediately upon the Restricted Shareholder’s Termination of Employment (defined consistent with the Plan), the Restricted Shareholder shall forfeit any and all Restricted Shares then subject to Restrictions and the Restricted Shareholder’s rights in any Restricted Shares then subject to Restrictions shall lapse; provided, however, no such forfeiture shall exist in the event of Restricted Shareholder’s Termination of Employment (including Termination of Employment within twenty-four (24) months following a Change of Control):

(a)	by the Company or the Partnership other than for Cause;

(b)	by the Restricted Shareholder for Good Reason; or

(c)	due to Restricted Shareholder’s death or Disability;

For purposes of this Agreement, the term “Restrictions” shall mean the exposure to forfeiture set forth in this Section 2.1 and the restrictions on sale or other transfer set forth in Sections 2.4 and 2.5 and the terms “Cause”, “Change of Control”, “Good Reason” and “Disability” shall have the same meanings as those terms may have in the employment contract by and among the Restricted Shareholder, the Company and the Partnership, dated April 6, 2020.

Section 2.2 - Legend

Certificates representing Restricted Shares issued pursuant to this Agreement shall, until all Restrictions lapse and new certificates are issued (or evidenced through book entry) pursuant to Section 2.3(c) hereof, bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE, REACQUISITION AND CERTAIN RESTRICTIONS ON TRANSFERABILITY UNDER THE TERMS OF THAT CERTAIN RESTRICTED SHARE AGREEMENT BY AND BETWEEN TANGER FACTORY OUTLET CENTERS, INC., TANGER PROPERTIES LIMITED PARTNERSHIP AND THE REGISTERED OWNER OF SUCH SECURITIES, AND SUCH SECURITIES MAY NOT BE, DIRECTLY OR INDIRECTLY, OFFERED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNDER ANY CIRCUMSTANCES, EXCEPT PURSUANT TO THE PROVISIONS OF SUCH AGREEMENT.”

Section 2.3 - Lapse of Restrictions

(a) Subject to Sections 2.1 and 3.4 hereof, the Restrictions shall lapse in accordance with the following schedule:

Date	Portion of Restricted Shares No Longer Subject to Restrictions
April 10, 2021	One-third of the Restricted Shares
April 10, 2022	One-third of the Restricted Shares
April 10, 2023	One-third of the Restricted Shares

(b) Notwithstanding the foregoing, the Restriction shall lapse with respect to any remaining Restricted Shares upon the Restricted Shareholder’s Termination of Employment (A) by the Company or the Partnership other than for Cause, (B) by Restricted Shareholder for Good Reason, or (C) due to Restricted Shareholder’s death or Disability (including, without limitation, any such Termination of Employment within twenty-four (24) months following a Change of Control).

(c) Upon the lapse of the Restrictions, the Company shall cause new certificates to be issued (or evidenced through book entry) with respect to such shares and delivered to the Restricted Shareholder or his or her legal representative, free from the legend provided for in Section 2.2 hereof and any of the other Restrictions. Notwithstanding the foregoing, no such new certificate shall be delivered to the Restricted Shareholder or his or her legal representative (or evidenced through book entry) unless and until the Restricted Shareholder or his or her legal representative shall have paid to the Company or the Partnership, as applicable, the full amount of all federal, state, local and foreign taxes required to be withheld with respect to the grant of Restricted Shares or the lapse of the Restrictions in cash or, if approved by the Committee, in whole or in part, through:

(1) the delivery of Common Shares owned by the Restricted Shareholder (including the Restricted Shares), duly endorsed for transfer to the Company with a fair market value on the date of delivery equal to the applicable withholding taxes;

(2) the delivery of property of any kind which constitutes good and valuable consideration;

(3) the delivery of a notice that the Restricted Shareholder has placed a market sell order with a broker with respect to Common Shares, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the applicable withholding taxes, provided that payment of such proceeds is then made to the Company upon settlement of such sale; or

(4) any combination of the consideration provided in the foregoing subparagraphs (1), (2), and (3).

The applicable withholding taxes may not, however, be paid by delivery of a promissory note or by a loan from the Company, the Partnership or any Subsidiary when or where such loan or other extension of credit is prohibited by law, and payment in the manner prescribed by the preceding sentences shall not be permitted to the extent that the Committee determines that payment in such manner may result in an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal of an extension of credit in the form of a personal loan to or for any member of the Board or executive officer of the Company that is prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable law.

Section 2.4 – Restricted Shares Not Transferable

The Award may not may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or, with the consent of the Committee, pursuant to a DRO (defined consistent with the Plan), unless and until all restrictions applicable to the Restricted Shares have lapsed. Neither the Award nor interest or right therein shall be liable for the debts, contracts or engagements of the Restricted Shareholder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), unless and until all restrictions applicable to the Restricted Shares have lapsed, and any attempted disposition of the Award prior to the satisfaction of this condition shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

Section 2.5 – Restrictions on New Shares

In the event that the outstanding Common Shares are changed into or exchanged for a different number or kind of capital shares or other securities of the Company or of another corporation by reason of merger, consolidation, recapitalization, reclassification, share split, share dividend or combination of shares, such new or additional or different shares or securities which are issued upon conversion of or in exchange or substitution for Restricted Shares which are then subject to Restrictions shall be considered to be Restricted Shares and shall be subject to all of the Restrictions, unless the Committee provides for the expiration of the Restrictions on the Restricted Shares underlying the distribution of the new or additional or different shares or securities.

Section 2.6 – Section 83(b)

The Restricted Shareholder covenants that he or she will not make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) with respect to the receipt of any Restricted Shares without the consent of the Company, which the Company may grant or withhold in its sole discretion.

ARTICLE III

MISCELLANEOUS

Section 3.1 - Holding Period and Additional Restrictions as to Ownership and Transfer

(a) Notwithstanding any provision of this Agreement to the contrary, if the Restricted Shareholder is subject to Section 16 of the Exchange Act on the date on which the Restricted Shares are granted, the Restricted Shares may not be sold, assigned or otherwise transferred or exchanged until at least six months and one day have elapsed from the date on which the Restricted Shares were granted.

(b) The Restricted Shares (whether or not the Restrictions have lapsed with respect to such Restricted Shares) shall be subject to the restrictions on ownership and transfer set forth in the Articles of Incorporation of the Company.

Section 3.2 – Conditions to Issuance of Share Certificates

Restricted Shares shall be fully paid and nonassessable. Neither the Company nor the Partnership shall be required to issue or deliver any certificate or certificates for (or evidence through book entry) shares pursuant to this Agreement prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such class of shares is then listed;

(b) The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its sole discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(d) The lapse of such reasonable period of time as the Committee may from time to time establish for reasons of administrative convenience; and

(e) The receipt by the Company of payment of any applicable withholding tax to the Company or the Partnership, as required by Sections 2.3(c) and 3.9 hereof.

Section 3.3 – Escrow

(a) The Restricted Shareholder hereby authorizes and directs the Secretary of the Company (the “Secretary”), or such other person designated by the Company, to transfer the Restricted Shares which are subject to the Restrictions from the Restricted Shareholder to the Company or the Partnership, as applicable, in the event of forfeiture of such shares pursuant to Section 2.1.

(b) To insure the availability for delivery of the Restricted Shares upon forfeiture pursuant to Section 2.1, the Restricted Shareholder hereby appoints the Secretary, or any other person designated by the Company as escrow agent, as its attorney-in-fact to sell, assign and transfer unto the Company, such shares, if any, forfeited pursuant to this Agreement and shall, upon execution of this Agreement, deliver and deposit with the Secretary of the Company, or such other person designated by the Company, the share certificates representing the Restricted Shares or book entries evidencing the Restricted Shares, together with the share assignment duly endorsed in blank, attached hereto as Exhibit A. The Restricted Shares and share assignment shall be held by the Secretary in escrow, pursuant to the Joint Escrow Instructions of the Company and the Restricted Shareholder attached hereto as Exhibit B, until all of the Restrictions expire or shall have been removed. Upon the lapse of the Restrictions on the Restricted Shares, the escrow agent shall promptly deliver to the Restricted Shareholder the certificate or certificates representing such shares in the escrow agent’s possession belonging to the Restricted Shareholder (or evidence through book entry), and the escrow agent shall be discharged of all further obligations hereunder; provided, however, that the escrow agent shall nevertheless retain such certificate or certificates as escrow agent if so required pursuant to other restrictions imposed pursuant to this Agreement.

(c) The Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Restricted Shares in escrow and while acting in good faith and in the exercise of its judgment.

Section 3.4 – Ownership Limit and REIT Status.

Notwithstanding anything contained herein, the Restrictions on the Restricted Shares shall not lapse:

(a) to the extent the lapsing of such Restrictions could cause the Restricted Shareholder to be in violation of the Ownership Limit; or

(b) if, in the discretion of the Administrator, the lapsing of such Restrictions could impair the Company’s status as a real estate investment trust within the meaning of Section 856 through 860 of the Code (“REIT”).

Section 3.5 – Notices

Any notice to be given by the Restricted Shareholder under the terms of this Agreement shall be addressed to the Secretary of the Company. Any notice to be given to the Restricted Shareholder shall be addressed to him or her at the address given beneath his or her signature hereto. By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to the Restricted Shareholder shall, if Restricted Shareholder is then deceased, be given to the Restricted

Shareholder’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 3.5. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed as set forth above.

Section 3.6 – Rights as Shareholder

Except as otherwise provided herein, upon the delivery of Restricted Shares to the escrow holder pursuant to Section 3.3 hereof, the holder of the Restricted Shares shall have all the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and the right to receive all dividends or other distributions paid or made with respect to the Restricted Share.

Section 3.7 – Conformity to Securities Laws

The Restricted Shareholder acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of all applicable federal and state laws, rules and regulations (including, but not limited to the Securities Act of 1933, as amended and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation the applicable exemptive conditions of Rule 16b-3) and to such approvals by any listing, regulatory, governmental authority or other applicable law, as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Notwithstanding anything herein to the contrary, the Restricted Shares are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement and the Restricted Shares shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 3.8 – Amendments

This Agreement may be amended without the consent of the Restricted Shareholder; provided, however, that no such amendment shall, without the consent of the Restricted Shareholder, impair any rights of the Restricted Shareholder under this Agreement.

Section 3.9 – Tax Withholding

The Company or the Partnership, as applicable, shall be entitled to require payment in cash or deduction from other compensation payable to the Restricted Shareholder of any sums required by federal, state, local or foreign tax law to be withheld with respect to the issuance, vesting, payment or other taxable event related to the Restricted Shares. The Committee may in its discretion and in satisfaction of the foregoing requirement, or in satisfaction of any additional withholding obligations as the Restricted Shareholder may have elected, allow the Restricted Shareholder to satisfy such obligations by any payment means described in Section 2.3(c), including without limitation, electing to surrender of Common Shares. The number of Common Shares which may be so surrendered shall be no greater than the number of Common Shares which have a fair market value on the date of withholding or surrender equal to the aggregate amount of such liabilities based on the maximum statutory withholding rates in the Restricted Shareholder’s jurisdiction for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Committee shall determine the fair market value of the Common Shares, consistent with applicable provisions of the Code, for tax withholding obligations.

Section 3.10 – Governing Law

This Agreement shall be administered, interpreted and enforced under the internal laws of the state of North Carolina without regard to the principles of conflicts of laws thereof.

Section 3.11 – Stop Transfer Instructions

To ensure compliance with the Restrictions, the Company may issue appropriate “stop transfer” instructions to its transfer agent with respect to the Restricted Shares.

Section 3.12 – Forfeiture and Clawback

The Restricted Shareholder acknowledges and agrees that the Restricted Shares (including any proceeds, gains or other economic benefit actually or constructively received by the Restricted Shareholder upon the receipt or resale of the Restricted Shares) shall be subject to the provisions of any claw-back policy implemented by the Company, the Partnership or any Subsidiary, including, without limitation, any claw back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the Grant Date.

TANGER FACTORY OUTLET CENTERS, INC.,

a corporation organized under the laws of North Carolina

By:

Title:

TANGER PROPERTIES LIMITED PARTNERSHIP, a

North Carolina Limited Partnership

By: TANGER GP TRUST, its sole General Partner

By:

Title:

RESTRICTED SHAREHOLDER

Stephen Yalof

EXHIBIT A TO RESTRICTED SHARES AGREEMENT

SHARE ASSIGNMENT SEPARATE FROM CERTIFICATE(S)

FOR VALUE RECEIVED, [    ] hereby sells, assigns and transfers unto Tanger Factory Outlet Centers, Inc., a corporation organized under the laws of North Carolina (the “Company”), pursuant to the forfeiture provision under that certain Restricted Share Agreement, dated April 10, 2020, by and between the undersigned, the Company, and Tanger Properties Limited Partnership, a limited partnership organized under the laws of North Carolina (the “Agreement”),                  (                ) Common Shares of the Company standing in the undersigned’s name on the books of the Company represented by Certificate No(s).                  and does hereby irrevocably constitute and appoint the Company’s Secretary to transfer said Common Shares on the books of the Company with full power of substitution in the premises.

This Share Assignment Separate from Certificate(s) may be used only in accordance with and subject to the terms and conditions of the Agreement, in connection with the forfeiture of Common Shares issued to the undersigned pursuant to the Agreement, and only to the extent that such shares remain subject to such forfeiture under the Agreement.

Dated:
(Signature)

Stephen Yalof
(Print Name)

(Instruction: Please do not fill in any blanks other than the “Signature” line and the “Print Name” line.)

EXHIBIT B TO RESTRICTED SHARES AGREEMENT

JOINT ESCROW INSTRUCTIONS

Tanger Factory Outlet Centers

3200 Northline Avenue, Suite 360

Greensboro, North Carolina 27408

Attn: Secretary

Dear Secretary of Tanger Factory Outlet Centers, Inc.:

As Escrow Agent for Tanger Factory Outlet Centers, Inc., (the “Company”) and the undersigned holder of Common Shares of the Company (the “Restricted Shareholder”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Share Agreement (“Agreement”), dated [●], to which a copy of these Joint Escrow Instructions is attached as Exhibit B, in accordance with the following instructions:

1. In the event of the forfeiture of any shares pursuant to Section 2.1 of the Agreement, the Company or its assignee will give to the Restricted Shareholder and you a written notice specifying the number of Common Shares to be purchased, the purchase price, if any, and the time for a closing hereunder at the principal office of the Company. The Restricted Shareholder and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2. At the closing you are directed (a) to date any share assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver same, together with the certificate evidencing the Common Shares to be transferred, to the Company against the simultaneous delivery to you of the purchase price (which may include suitable acknowledgment of cancellation of indebtedness) for the number of Common Shares being forfeited.

3. The Restricted Shareholder irrevocably authorizes the Company to deposit with you any certificates evidencing Common Shares to be held by you hereunder and any additions and substitutions to said shares as specified in the Agreement. The Restricted Shareholder does hereby irrevocably constitute and appoint you as the Restricted Shareholder’s attorney-in-fact and agent for the term of this escrow to execute with respect to such securities and other property all documents of assignment and/or transfer and all share certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.

4. This escrow shall terminate upon expiration or exercise in full of the Restrictions described in the Agreement, whichever occurs first.

5. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to the Restricted Shareholder, you shall deliver all of same to the Restricted Shareholder and shall be discharged of all further obligations hereunder; provided, however, that if at the time of termination of this escrow you are advised by the Company that the property subject to this escrow is the subject of a pledge or other security agreement, you shall deliver all such property to the pledgeholder or other person designated by the Company.

6. Except as otherwise provided in these Joint Escrow Instructions, your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties or their assignees. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for the Restricted Shareholder while acting in good faith and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9. You shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

10. You shall not be liable for the outlawing of any rights under any statute of limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

11. Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be Secretary of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company may appoint any officer or assistant officer of the Company as successor Escrow Agent and the Restricted Shareholder hereby confirms the appointment of such successor or successors as the Restricted Shareholder’s attorney-in-fact and agent to the full extent of your appointment.

12. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

13. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

14. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or sent by telegram or fax or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to the other party at the addresses set forth on the signature pages hereto or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

15. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

16. You shall be entitled to employ such legal counsel and other experts (including without limitation the firms of Latham & Watkins or Vernon, Vernon, Wooten, Brown, Andrews & Garrett, P.A.) as you may deem necessary properly to advise you in connection with your obligations hereunder. You may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefore. The Company shall be responsible for all fees generated by such legal counsel in connection with your obligations hereunder.

17. These Joint Escrow Instructions shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. It is understood and agreed that references to “you” or “your” herein refer to the original Escrow Agent and to any and all successor Escrow Agents. It is understood and agreed that the Company may at any time or from time to time assign its rights under the Agreement and these Joint Escrow Instructions in whole or in part.

18. These Joint Escrow Instructions shall be governed by and interpreted and determined in accordance with the laws of the State of North Carolina, as such laws are applied by North Carolina courts to contracts made and to be performed entirely in North Carolina by residents of that state.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, these Joint Escrow Instructions have been executed and delivered by the parties hereto.

TANGER FACTORY OUTLET CENTERS, INC.
a corporation organized under the laws of North Carolina

By:

Address:

3200 Northline Avenue, Suite 360

Greensboro, NC 27408

RESTRICTED SHAREHOLDER

[●]

Address:

ACKNOWLEDGED AND AGREED:

ESCROW AGENT

By:

Secretary

Address:

3200 Northline Avenue

Suite 360

Greensboro, NC 27408